Exhibit 10.04

AMENDMENT TO

EXECUTIVE

CHANGE IN CONTROL

SEVERANCE BENEFITS AGREEMENT

WHEREAS, on May 10, 2002, Richard M. Beyer (“Executive”) and Intersil Corporation, a Delaware corporation (the “Company” ) entered into an Executive Change In Control Severance Benefits Agreement (the “Agreement”);

WHEREAS, Section 7.6 of the Agreement provides that it may be amended only upon the mutual written consent of the Company and Executive and that the written consent of the Company to a change in the Agreement must be signed by an executive officer of the Company after such change has been approved by the Compensation Committee of the Company’s Board of Directors;

WHEREAS, Executive and the Company now desire to amend the Agreement in connection with the amendment and restatement of Executive’s Employment Agreement with the Company, effective January 1, 2006;

NOW THEREFORE, the Company and Executive hereby agree as follows:

1. Section 2.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.2 Severance Payments. The Company shall continue to pay the Executive’s Annual Base Pay and full target Annual Bonus (without regard to satisfaction of any target performance objectives) for three years (the “Severance Period”) (less applicable deductions and withholdings) payable in accordance with Intersil’s normal payroll practices immediately prior to the Covered Termination;”

2. Section 2.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.3 Welfare Benefits. Following a Covered Termination, Executive and his covered dependents will be eligible to continue their Welfare Benefits coverage under any Welfare Benefits plan or program maintained by the Company on the same terms and conditions (including cost to Executive) as in effect immediately prior to the Covered Termination, for the Severance Period. The Executive and his spouse will be eligible to participate in the retiree medical plan maintained by the Company in which employees participate upon your termination hereunder (the “Retiree Medical Plan”) in accordance with its terms upon his Covered Termination and the Company will make the full payment of the premiums for coverage of the Executive and his spouse under the Retiree Medical Plan; provided, however, that if the Retiree Medical Plan is terminated with respect to all other employees of Intersil after your termination of employment hereunder, the Executive shall no longer be provided coverage under the Retiree Medical Plan; and provided, further, however, that the Company shall cease paying your premiums under the Retiree Medical Plan when the Executive becomes eligible for Medicare or becomes covered under another employer’s medical plan. The Executive agrees to immediately notify the Company if he becomes eligible for Medicare or covered by another employer’s medical plan. The Executive will not be reimbursed for the income or employment taxes payable due to the payment of the Executive’s premiums due under the Retiree Medical Plan.”

3. Section 4.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

“4.2. Parachute Payments. If all or any portion of the amounts payable or benefits provided to the Executive under this Agreement or otherwise are ‘excess parachute payments’ and are subject to the excise tax imposed by Section 4999 of the Code (the ‘Excise Tax’), and if the net after-tax amount (taking into account all applicable taxes payable by the Executive, including without limitation any Excise Tax) that the Executive would receive with respect to such payments or benefits does not exceed the net after-tax amount the Executive would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to the Executive without the imposition of the Excise Tax, then, only the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced, in the order and of the type mutually agreed to by the Executive and the Company. The calculations required under this Section 4.2 shall be prepared by the Company and reviewed for accuracy by the Executive and the Company’s regular certified public accountants.”

4. Section 4.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“4.3. Stock Options, Deferred Stock Units and Restricted Stock. In the event of a Covered Termination, all stock options, deferred stock units, and restricted stock granted to Executive by the Company or Elantec during the Executive’s employment with the Company (or Elantec, as applicable), (i) shall immediately become fully vested (and with respect to the stock options, fully exercisable), and if any such award is subject to performance criteria, then such award shall fully vest in the amount such award would have vested at the performance level achieved through the date of such Covered Termination for such award, if applicable, and (ii) Executive shall have (A) twelve (12) months following a Covered Termination (or the remaining term of the applicable option grant if shorter than 12 months) to exercise any stock options which were converted from Elantec options or awards granted on or after January 1, 2006, and (B) shall have twenty-four (24) months following a Covered Termination (or the remaining term of the applicable option grant if short than 24 months) to exercise any awards not described in 4.3(ii)(A). If applicable, the Company shall only amend all such stock option, deferred stock units or restricted stock grants in a manner that will not adversely affect Executive’s financial position and that does not subject Executive to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.”

5. A new Section 2.6 is hereby added to the Agreement to read in its entirety as follows:

“2.6 409A Compliance. If any payments due under this Agreement would subject Executive to any penalty tax imposed under Section 409A of the Code if such payments were made at the time as required herein, then the payments that cause the imposition such penalty tax shall be payable in one lump sum on the first day which is at least six months after the date of Executive’s separation of service as set forth in Section 409A of the Code and the regulations and other official guidance thereunder.”

[REMAINDER INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement on the day and year written above.

INTERSIL CORPORATION		RICHARD M. BEYER

By:	/s/ Thomas C. Tokos	/s/ Richard M. Beyer
Vice President, General Counsel and Secretary

Name:	Thomas C. Tokos
for the Intersil Compensation Committee

INTERSIL CORPORATION

By:	/s/ Thomas C. Tokos
Name:	Thomas C. Tokos
Title:	Vice President, General Counsel and Secretary